Exhibit 99.1

Website Pros Reports Second Quarter 2007 Financial Results

JACKSONVILLE, FL – August 1, 2007 – Website Pros, Inc. (Nasdaq: WSPI), a leading provider of website technology, services and Internet solutions for small and medium-sized businesses, today announced results of operations for the quarter ended June 30, 2007.

David Brown, President and CEO of Website Pros, stated, “We were pleased with the company’s financial performance in the second quarter, which was highlighted by revenue and profitability that were at the high-end of our guidance.  During the second quarter, we saw a continued re-acceleration in the momentum of our web services offerings, as reflected by its number of net new subscribers increasing by over 100% sequentially.  We expect to continue making incremental progress, building on the improvements of the past 9 months, and we are confident that our web services business is back on track to delivering consistent, solid growth that has been a hallmark of our company for many years.”

Brown added, “In addition to delivering solid operating performance in the second quarter, we are very excited to move forward with the closing of our pending acquisition of Web.com.  Our combined company unites two leaders in the web services industry to create a single company with much greater critical mass, web offerings that can meet the Do-It-For-Me and Do-It-Yourself needs of all small and medium sized businesses, a very large customer base and state-of-the-art, patented technology.  We believe that SMBs are still in the early stages of adopting state-of-the-art solutions to build and optimize their Internet presence, and our combined organization will be very well positioned to capitalize on this opportunity.”

Financial Results for the Second Quarter of 2007

Total revenue for the second quarter of 2007 was $17.4 million, an increase of 45% on a year-over-year basis.  For the second quarter of 2007, subscription revenue increased 51% to $16.0 million, professional services revenue increased 33% to $668 thousand, and license revenue decreased 23% to $684 thousand, compared to the second quarter of 2006.

For the second quarter of 2007, the company reported net income available to common stockholders, determined in accordance with generally accepted accounting principles (GAAP), of $551 thousand, compared to $1.4 million in the second quarter of 2006.  Fully diluted GAAP earnings per share were $0.03 for the second quarter of 2007, compared to $0.07 per share in the second quarter of 2006.  Of note, during the second quarter of 2007, the company recorded an income tax provision of $504 thousand, or $0.03 per fully diluted share, whereas it did not recognize a tax expense in the prior year period.

Non-GAAP Financial Results for the Second Quarter of 2007

Website Pros reported non-GAAP net income of $2.4 million for the second quarter of 2007, an increase of 26% as compared to $1.9 million in the second quarter of 2006.  Non-GAAP diluted net income per share was $0.12 for the second quarter of 2007, an increase of 20% from $0.10 in the second quarter of 2006.

All per share numbers for non-GAAP net income per share are expressed on a weighted average diluted per share basis. Non-GAAP net income excludes stock-based compensation expense, amortization expense related to acquisitions, income tax expense, and includes an estimated cash tax rate to be paid during 2007.  A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in the press release.  An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Other Highlights

•                  Total net subscribers at the end of the second quarter were approximately 80,700, an increase from approximately 76,700 at the end of the first quarter of 2007.  Total net subscribers include the company’s Web services, LEADS.com, RenovationExperts.com, 1ShoppingCart.com and Submitawebsite offerings.

•                  Monthly customer turnover was 4.8%, down from 5.3% in the previous quarter, based on the subscriber and related churn levels from the company’s Web services, LEADS.com, RenovationExperts.com, 1ShoppingCart.com and Submitawebsite offerings.

•                  Website Pros signed a definitive merger agreement with Web.com, to create a comprehensive web services company focused on the SMB market with over $121 million annualized revenue run-rate and over 238,000 paid subscribers.  Both figures are based on the most recently published financial information, which is as of June 30, 2007 for Website Pros and March 31, 2007 for Web.com.

Use of Non-GAAP Financial Measures

Some of the measures in this press release are non-GAAP financial measures within the meaning of the SEC Regulation G.  Website Pros believes presenting non-GAAP net income attributable to common stockholders and non-GAAP net income per share attributable to common stockholders and non-GAAP operating margin is useful to investors, because it describes the operating performance of the company and helps investors gauge the company’s ability to generate cash flow, excluding some recurring charges that are included in the most directly comparable measures calculated and presented in accordance with GAAP.  Company management uses these non-GAAP measures as important indicators of the company’s past performance and to plan and forecast performance in future periods.  The non-GAAP financial information Website Pros presents may not be comparable to similarly-titled financial measures used by other companies, and investors should not consider non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

Conference Call Information

Management will host a conference call to discuss the company’s results and other matters related to the company’s business today, August 1, 2007, at 5:00 pm Eastern Time.  To access this call, dial 800-289-0529 (domestic) or 913-981-5523 (international). A replay of this conference call will be available for a limited time at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 9714875. A webcast of this conference call will also be available for a limited time on the “Investor Relations” page of the Company’s Web site, www.websitepros.com.

About Website Pros

Website Pros, Inc. (Nasdaq : WSPI) is a leading provider of Do-It-For-Me website building tools, Internet marketing, lead generation and technology solutions that enable businesses to maintain an effective Internet presence.  The company offers a full range of Web services, including website design and publishing, Internet marketing and advertising, search engine optimization, lead generation, home contractor specific leads and shopping cart solutions, meeting the needs of a business anywhere along its lifecycle – from those just establishing a Web presence to more sophisticated online eCommerce sites.  For more information on the company, please visit http://www.websitepros.com or call 1-800-GETSITE.

Note to Editors: Website Pros is a registered trademark of Website Pros, Inc.

Forward-Looking Statements

This press release includes certain “forward-looking statements” that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. Our actual results could differ materially from those anticipated in these forward-looking statements upon completion of the review of our second quarter results by our independent registered public accounting firm.  These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net subscriber additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption “Risk Factors” in Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at www.sec.gov.  Website Pros does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts:

MEDIA:

Roseann Duran

Website Pros, Inc.

904-680-6976

rduran@websitepros.com

INVESTORS:

Kori Doherty
ICR
617-956-6730

kdoherty@icrinc.com

Source:  Website Pros

Website Pros, Inc.

Consolidated Statements of Operations

(in thousands except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenue:
Subscription	$16,049	$10,650	$31,187	$20,609
License	684	884	1,712	2,089
Professional services	668	503	926	952
Total revenue	17,401	12,037	33,825	23,650

Cost of revenue (excluding depreciation and amortization shown separately below):
Subscription (a)	7,286	4,669	14,101	9,087
License	179	191	477	482
Professional services	299	330	600	710
Total cost of revenue	7,764	5,190	15,178	10,279

Gross profit	9,637	6,847	18,647	13,371

Operating expenses:
Sales and marketing (a)	4,265	2,971	8,212	5,810
Research and development (a)	944	441	1,722	989
General and administrative (a)	3,169	2,373	6,077	4,668
Depreciation and amortization	714	331	1,395	703
Total operating expenses	9,092	6,116	17,406	12,170
Income from operations	545	731	1,241	1,201

Other income (expense):
Interest, net	510	626	1,011	1,177
Other	—	—	—	—
Income before income taxes	1,055	1,357	2,252	2,378
Income tax expense	(504)	—	(1,070)	—
Net income	$551	$1,357	$1,182	$2,378

Net income per common share
Basic	$0.03	$0.08	$0.07	$0.14
Diluted	$0.03	$0.07	$0.06	$0.12
Weighted-average number of shares used in per share amounts:
Basic	17,475	16,613	17,407	16,570
Diluted	19,705	19,332	19,684	19,339

(a) Stock based compensation included above:

Subscription (cost of revenue)	$69	$32	$111	$57

Sales and marketing	$224	$74	$333	$146
Research and development	81	33	140	88
General and administration	518	273	1,100	516
Total	$823	$380	$1,573	$750

Website, Pros, Inc.

Consolidated Balance Sheets

(in thousands except per share data)

	June 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$44,249	$42,155
Accounts receivable, net of allowance $389 and $280, respectively	4,798	4,202
Inventories net of reserves of $59 and $48, respectively	26	69
Prepaid expenses	650	616
Prepaid marketing fees and other current assets	959	986
Deferred taxes	531	531
Total current assets	51,213	48,559

Property and equipment net	2,222	2,337
Goodwill	34,311	31,587
Intangible assets, net	7,226	7,590
Other assets	1,300	618
Non-current deferred taxes	1,720	2,669
Total assets	$97,992	$93,360

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$630	$920
Accrued expenses	2,435	2,581
Deferred revenue	5,769	4,594
Accrued marketing fees	611	681
Notes payable, current	91	95
Obligations under capital lease, current	—	52
Other liabilities	145	102
Total current liabilities	9,681	9,025

Accrued rent expense	147	158
Notes payable, long term	116	162
Obligations under capital leases, long term	—	32
Other long term liabilities	27	27
Total liabilities	9,971	9,404

Stockholders’ equity
Common stock, $0.001 par value; 150,000,000 shares authorized at June 30, 2007 and December 31,2006; 17,681,681 shares and 17,331,626 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively.	18	17
Additional paid-in capital	145,982	143,101

Accumulated deficit	(57,979)	(59,162)
Total stockholders’ equity	88,021	83,956

Total liabilities and stockholders’ equity	$97,992	$93,360

Website, Pros, Inc.

Reconciliation of GAAP to Pro Forma Results

(in thousands except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of GAAP net income attributable to common stockholders to non-GAAP pro forma net income
GAAP Net income	$551	$1,357	$1,182	$2,378
Amortization of intangibles	452	176	874	418
Income tax expense	504	—	1,070	—
Cash income tax expense	(27)	—	(54)	—
Fair value adjustment to deferred revenue	73	—	73	—
Stock based compensation	892	412	1,684	807
Non-GAAP proforma net income	$2,445	$1,945	$4,829	$3,603

Reconciliation of GAAP basic net income per share to non-GAAP pro forma net income per share
Basic	$0.03	$0.08	$0.07	$0.14
Amortization of intangibles per share	0.03	0.02	0.05	0.03
Income tax expense per share	0.03	—	0.06	—
Cash income tax expense per share	(0.00)	—	(0.00)	—
Fair value adjustment to deferred revenue per share	0.00	—	0.00	—
Stock based compensation per share	0.05	0.02	0.10	0.05
Non-GAAP pro-forma net income per share
Basic	$0.14	$0.12	$0.28	$0.22

Reconciliation of GAAP diluted net income per share to non-GAAP pro forma net income per share
Fully diluted shares:

Common stock	17,475	16,613	17,407	16,570
Diluted stock options	1,761	2,469	1,808	2,503
Warrants	192	250	192	266
Escrow shares	277	—	277	—
Total	19,705	19,332	19,684	19,339

GAAP net income per share
Diluted	$0.03	$0.07	$0.06	$0.12
Amortization of intangibles per share	0.02	0.01	0.04	0.03
Income tax expense per share	0.03	—	0.06	—
Cash income tax expense per share	(0.00)	—	(0.00)	—
Fair value adjustment to deferred revenue per share	0.00	—	0.00	—
Stock based compensation per share	0.04	0.02	0.09	0.04
Non-GAAP pro-forma net income per share

Diluted	$0.12	$0.10	$0.25	$0.19

Reconciliation of GAAP operating income to non-GAAP pro forma operating income
GAAP operating income	$545	$731	$1,241	$1,201
Amortization of intangibles	452	176	874	418
Fair value adjustment to deferred revenue	73	—	73	—
Stock based compensation	892	412	1,684	807
Non-GAAP proforma operating income	$1,962	$1,319	$3,872	$2,426

Reconciliation of GAAP operating margin to non-GAAP pro forma operating margin
GAAP operating margin	3%	6%	4%	5%
Amortization of intangibles	3%	2%	2%	2%
Fair value adjustment to deferred revenue	0%	0%	0%	0%
Stock based compensation	5%	3%	5%	3%
Non-GAAP proforma operating margin	11%	11%	11%	10%

Website, Pros, Inc.

Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities
Net income	$1,182	$2,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,395	703
Stock-based compensation expense	1,684	807
Deferred income tax	950	—
Changes in operating assets and liabilities:
Accounts receivable	(143)	(147)
Inventories	43	18
Prepaid expenses and other assets	(97)	(98)
Accounts payable, accrued expenses and other liabilities	(875)	(754)
Deferred revenue	420	27

Net cash provided by operating activities	4,559	2,934

Cash flows from investing activities
Business acquisition, net of cash received	(2,811)	—
Purchase of property and equipment	(615)	(922)
Investment in intangible assets	(100)	—
Net cash used in investing activities	(3,526)	(922)

Cash flows from financing activities
Stock issuance costs	—	(877)
Payment of debt obligations	(136)	(32)
Proceeds from exercise of stock options	1,197	153
Net cash provided by (used in) financing activities	1,061	(756)

Net increase in cash and cash equivalents	2,094	1,256
Cash and cash equivalents, beginning of period	42,155	55,746
Cash and cash equivalents, end of period	$44,249	$57,002

Supplemental cash flow information:
Interest paid	$9	$—
Income tax paid	$80	$—